Effective August 24, 2000, the Board of Trustees voted to replace PriceWaterhouseCoopers LLP ("PWC") with Ernst
& Young LLP, as independent accountants for the current fiscal year ending September 30, 2000. During the two most recent fiscal years, PWC's audit reports contained no adverse opinion or disclaimer of opinion; nor were the reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements between the fund and PWC on accounting principles, financial statement disclosure or audit scope, which if not resolved to the satisfaction of PWC would have caused it to make reference to the disagreements in connection with its report.